Exhibit 99.2
Non-GAAP Financial Measures
The preceding presentation includes the disclosure of non-GAAP financial measures. In accordance with the SEC’s Regulation G, the following provides definitions of the non-GAAP measures used in the presentation and the reconciliation to the most closely related GAAP measure.
Sales Growth Excluding Foreign Exchange. Sales Growth Excluding Foreign Exchange is a measure of the company’s net sales growth versus prior year excluding the impact of year-on-year changes in exchange rates.

					First Half
	FY02	FY03	FY04	FY05	FY06
Reported Sales Growth	3%	8%	19%	10%	17%
Less: FX Impact	1%	-2%	-4%	-2%	0%

Sales Growth Excluding Foreign Exchange	4%	6%	15%	8%	17%
Note: Sales percentages are approximations based on quantitative formulas consistently applied.
Gillette Constant Dollar Sales Growth. This measure is equivalent to “Sales Growth Excluding Foreign Exchange” (above) and is a measure that was used by Gillette before the acquisition. It is used in this presentation to maintain consistency in terminology for the Gillette business with pre-acquisition terminology.

	Blades & Razors			Duracell & Braun
	CY 04	CY 05	Oct-Dec 05	CY 04	CY 05	Oct-Dec 05
Reported Sales Growth	12%	9%	6%	12%	9%	6%
Less: FX Impact	-5%	-2%	2%	-5%	-2%	2%

Constant Dollar Sales Growth	7%	7%	8%	7%	7%	8%
Note: Sales percentages are approximations based on quantitative formulas consistently applied.
Organic Sales Growth. Organic sales growth measures sales growth excluding the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons. The Company believes this provides investors with a more complete understanding of underlying results and trends by providing sales on a consistent basis. For example, this measure excludes the impact of the Gillette acquisition on sales growth in FY06.

					First Half
	FY02	FY03	FY04	FY 05	FY06
Reported Sales Growth	3%	8%	19%	10%	17%
Less: Acquisitions & Divestitures Impact	-3%	0%	-7%	0%	-10%
Less: FX Impact	1%	-2%	-4%	-2%	0%

Organic Sales (Ex: A&D, FX)	1%	6%	8%	8%	7%
Note: Sales percentages are approximations based on quantitative formulas consistently applied.
Base Organic Sales Growth. This measure is defined as sales growth excluding the impact of acquisitions, divestitures, and foreign exchange on the Company’s pre-Gillette businesses. This measure was developed to differentiate between organic sales growth stemming from the Company’s pre-Gillette businesses and growth due to the addition of Gillette.
P&G Base Business Operating Income Growth. This measure is defined as the Company’s Operating Margin excluding the impacts of the Gillette acquisition. The Company believes this provides investors with an important perspective given the significant impact that the Gillette acquisition has on operating income. The table below provides a reconciliation of reported Operating Income growth to Operating Income excluding Gillette Impacts growth:

First Half
FY 06
Operating Income Growth	20%
Gillette Impact on Operating Income Growth	11% - 12%

Operating Income Growth Excluding Gillette Impacts	8% - 9%

Core Diluted Net Earnings Per Share Growth. Core diluted net earnings per share referenced in this presentation exclude restructuring charges from reported diluted net earnings per share. The table below provides a reconciliation of reported diluted net earnings per share to core diluted net earnings per share:

					First Half
	FY02	FY03	FY04	FY 05	FY06
Diluted Net Earnings Per Share	$1.54	$1.85	$2.32	$2.66	$1.48
Percent Change v. Year Ago	50%	20%	25%	15%	4%

Core Diluted Net Earnings Per Share	$1.80	$2.04	$2.32	$2.66	$1.48
Percent Change v. Year Ago	10%	13%	14%	15%	4%
The restructuring program began in 1999 as part of the Company’s Organization 2005 initiative and was substantially completed at the end of fiscal year 2003. Restructuring program charges include separation related costs, asset write-downs, accelerated depreciation and other costs directly associated with the Company’s reorganization. Restructuring program charges are not included in business segment results, but instead are reported in corporate. The Company believes investors gain additional perspective of underlying business trends and results by providing a measure of earnings excluding restructuring program charges — particularly now that the program is substantially completed. This is consistent with the Company’s business segment reporting and internal management goal-setting, and is a factor used in determining at-risk compensation levels. A historical reconciliation of reported-to-core financials during the Organization 2005 initiative is available on the Company’s website at www.pg.com/investor. Going forward, the Company will continue to conduct projects consistent with the focus of productivity improvement and margin expansion. Beginning with fiscal year 2005, charges associated with these future projects will be absorbed in normal operating costs.
Earnings Per Share Excluding Gillette Dilution. This measure is used to gain a better understanding of the EPS trend of the Company excluding the impact of the Gillette acquisition. The Company believes this provides investors with an important perspective given the significant impact that the Gillette acquisition has on reported earnings. The table below provides a reconciliation of reported Diluted Net Earnings Per Share to EPS excluding Gillette Dilution:

First Half
FY 06
Diluted Net Earnings Per Share Growth	4%
Gillette Impact on EPS Growth	5% - 6%

EPS Excluding Gillette Dilution Growth	9% - 10%
EBIT Growth Excluding Purchase Accounting Charges and non-recurring base period items. This is a measure of Gillette GBU EBIT year-on-year growth excluding the impact of purchase accounting adjustments related to the Gillette acquisition and excluding the impact of non-recurring charges in the Gillette base period. The Company believes this measure provides important perspective for comparing post-acquisition results with pre-acquisition results for the Gillette GBU.

	October - December 05
	Blades &	Duracell &
	Razors	Braun
Reported EBIT Growth	11%	46%
Impact of Purchase Accounting Adjustments	+35%	+25%
Impact of Non-Recurring Base Period Items	-15%	-31%

EBIT Excl. Purchase Accounting Adj. and Non-Recurring Base Period Expenses	31%	40%
Free Cash Flow Productivity. Free cash flow productivity is defined as the ratio of free cash flow to net earnings. The Company’s long-term target is to generate free cash at or above 90 percent of net earnings. Free cash flow is also one of the measures used to evaluate senior management. The reconciliation of free cash flow and free cash flow productivity is provided below:

	FY 02	FY 03	FY 04	FY 05
Operating Cash Flow	$7,740	$8,702	$9,355	$8,679
Capital Spending	-$1,679	-$1,482	-$2,024	-$2,181

Free Cash Flow	$6,061	$7,220	$7,331	$6,498

Net Earnings	$3,910	$4,788	$6,156	$6,923

Free Cash Flow Productivity	155%	151%	119%	94%